Exhibit 99.1

Clovis Oncology Announces First Quarter 2013 Operating Results

BOULDER, Colo.--(BUSINESS WIRE)--May 7, 2013--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for its first quarter ended March 31, 2013, and provided an update for its clinical development programs. This update describes, for the first time, the Company’s progress in developing a new formulation for CO-1686, including results from a recently initiated pharmacokinetic (PK) study in healthy human volunteers.

“During the first quarter, we made important progress in our clinical development programs,” said Patrick J. Mahaffy, president and CEO of Clovis Oncology. “We have now established that our tablet formulation of CO-1686, using a hydrobromide salt form of the drug, demonstrates much higher plasma exposure levels and substantially reduced variability in humans, compared with our current capsule formulation. As a result, we are pleased to transition our development of CO-1686, including dose escalation in the ongoing Phase I study, to this improved formulation beginning in the next few months. For rucaparib, we are nearing the end of the Phase I portion of the monotherapy study, and we are looking forward to initiating our biomarker study in the third quarter of 2013 as well as our pivotal trial in late 2013. And, in particular, we look forward to sharing initial Phase I study results for both CO-1686 and rucaparib at the American Society of Clinical Oncology (ASCO) medical conference in early June.”

First Quarter 2013 Financial Results

Clovis reported a net loss of $15.7 million for the first quarter of 2013 compared to a net loss of $19.0 million for the first quarter of 2012. Net loss attributable to common stockholders for the first quarter of 2013 was $0.60 per share, compared to $0.86 per share for the first quarter of 2012. The decrease in the net loss for the first quarter of 2013 is due primarily to $4.0 million of acquired in-process research and development expenses recorded in the first quarter of 2012, associated with the achievement of a CO-1686 development milestone.

Research and development expenses totaled $12.1 million for the first quarter of 2013, compared to $12.6 million for the first quarter of 2012. General and administrative expenses totaled $3.2 million for the first quarter of 2013, compared to $2.4 million for the first quarter of 2012; this increase is due primarily to larger share-based compensation expenses in the first quarter of 2013. Operating expenses for the first quarter of 2013 include total share-based compensation expense of $1.8 million, compared to $0.9 million for the first quarter of 2012.

As of March 31, 2013, Clovis had $129.6 million in cash and cash equivalents and 26.2 million outstanding shares of common stock. The Company updated its cash burn guidance for 2013 and now expects to burn between $60 to $65 million for the year, and to end 2013 with approximately $82 million in cash. The reason for the increase in case burn guidance for 2013 is the acceleration of clinical trial and drug supply costs from 2014 into 2013 as the Company advances its clinical development programs for CO-1686 and rucaparib.

Progress Toward 2013 Key Milestones and Objectives

The Company has a number of important clinical, regulatory and development objectives planned for 2013 for each of its key products; highlights of progress made during the first quarter follow:

CO-1686

CO-1686 is a novel, oral, targeted, covalent inhibitor of the mutant forms of the epidermal growth factor receptor (EGFR) in development for the treatment of non-small cell lung cancer (NSCLC) and is currently in the dose-escalation portion of a Phase I/II trial. During the first quarter, Clovis initiated a study of CO-1686 in healthy human volunteers, comparing the pharmacokinetic properties of its tablet formulation with the current capsule formulation. Based on data collected to date, the tablet formulation has demonstrated plasma exposures approximately three-fold greater than the capsule formulation, dose-for-dose, as well as greatly reduced PK variability. These data suggest that the tablet formulation can be administered at significantly lower oral doses to achieve higher and more predictable exposures in patients, compared with the current capsule formulation.

Based on these data, the Company now plans to transition to the tablet formulation for all CO-1686 clinical studies beginning in the third quarter of 2013. Until then, the Phase I dose escalation study will continue to enroll new patients with the capsule formulation at the current dose of 900 mg BID. Since the maximum tolerated dose (MTD) has not yet been achieved, Clovis will continue dose escalation in this study when the tablet formulation is available. The Company currently expects that the dose escalation with the tablet will begin at a dose of approximately 300 mg BID, which relates to the exposures seen at 900 mg BID with the capsule.

Clovis now expects to achieve the Phase II dose and initiate the Phase II expansion cohorts to assess efficacy in 2nd line T790M+ NSCLC patients by late 2013 and in 1st line EGFR NSCLC patients by early 2014, and to initiate the registration study in 2nd line T790M+ NSCLC patients in the second half of 2014. The Company also plans to initiate a Phase I study of the tablet formulation in Japan in early 2014.

Data from the CO-1686 Phase I dose-escalation study have been accepted as a poster discussion at ASCO, at which time a more comprehensive update of data from the study will be provided.

Rucaparib

Rucaparib is an oral, potent inhibitor of PARP-1 and PARP-2 in development for the treatment of ovarian cancer. During the first quarter, the Company advanced the dose-escalation portion of the Phase I/II study to establish the rucaparib monotherapy dose and schedule. The Phase I portion of the study is now dosing patients at 480 mg BID, and the Company believes that it is nearing the end of the Phase I portion of the study. Upon identification of the recommended Phase II monotherapy dose and schedule, Clovis will initiate the Phase II expansion cohort to assess efficacy in selected ovarian cancer patients. The Company continues to expect to initiate the biomarker study in platinum-sensitive ovarian cancer patients in the third quarter of 2013, as well as the pivotal study in platinum-sensitive ovarian cancer patients in late 2013.

Data from the rucaparib Phase I dose-escalation study, as well as data from the Phase I study of rucaparib in combination with carboplatin, have been accepted as poster presentations at ASCO in early June, at which time a more comprehensive update of data from the studies will be provided.

Clovis will hold a conference call to discuss first quarter 2013 results this morning, May 7, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.363.8009, International participants 617.597.5342, passcode: 90689352.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other reports filed with the Securities and Exchange Commission.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Revenues	$-	$-

Expenses:
Research and development	12,122	12,562
General and administrative	3,218	2,425
Acquired in-process research and development	250	4,000
Operating loss	(15,590)	(18,987)

Other income (expense), net	(78)	(4)
Loss before income taxes	(15,668)	(18,991)

Income taxes	-	(8)
Net loss	$(15,668)	$(18,999)

Basic and diluted net loss per common share	$(0.60)	$(0.86)

Basic and diluted weighted average common shares outstanding	26,034	22,041

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$129,634	$144,097
Working capital	118,902	132,712
Total assets	131,497	145,994
Common stock and additional paid-in capital	319,843	317,925
Total stockholders' equity	119,737	133,496

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com